Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A of Fidelity Rutland Square Trust: PAS Small Cap Fund of Funds, of our report dated April 13, 2006, on the financial statements and financial highlights included in the February 28, 2006 Annual Report to Shareholders of PAS Small Cap Fund of Funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2006